Exhibit 10.1
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
AMONG
THE NAVIGATORS GROUP, INC.,
as Borrower,
THE LENDERS NAMED HEREIN,
JPMORGAN CHASE BANK, N.A.
as Administrative Agent,
and
BARCLAYS BANK PLC,
as Joint Lead Arranger and Syndication Agent
DATED AS OF
April 3, 2009
J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and
Joint Lead Arranger

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(continued)

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(continued)

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(continued)

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(continued)

SCHEDULES

Pricing Schedule
Schedule 1	-	Commitments
Schedule 1.1	-	Cash Collateral Investments
Schedule 2.1	-	Existing Letters of Credit
Schedule 5.9	-	Subsidiaries
Schedule 5.22	-	Partnerships
Schedule 5.23	-	Existing Lines of Business
Schedule 6.16	-	Liens
Schedule 6.21	-	Reinsurance Guidelines

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(continued)

EXHIBITS

Exhibit A	Compliance Certificate
Exhibit B	Assignment Agreement
Exhibit C	Reimbursement Agreement Excerpt
Exhibit D	Increase Request

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FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
This Fourth Amended and Restated Credit Agreement, dated as of April 3, 2009, is among THE NAVIGATORS GROUP, INC., a Delaware corporation, the Lenders and JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Barclays Bank PLC, as Joint Lead Arranger and Syndication Agent.
R E C I T A L S:
A. The Borrower, JPMorgan Chase Bank, N.A., as agent and certain financial institutions have entered into that certain Third Amended and Restated Credit Agreement, dated as of February 2, 2007 (as heretofore amended, the “Existing Credit Agreement”), pursuant to which the lenders party thereto agreed to make financial accommodations to the Borrower under revolving credit and letter of credit facilities.
B. The Borrower has requested that the Existing Credit Agreement be amended and restated in order to make changes to the Existing Credit Agreement.
C. The Borrower, the Agent and the Lenders desire to amend and restate the Existing Credit Agreement to, among other things, accomplish such amendments.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree to amend and restate the Existing Credit Agreement as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any on-going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Additional Lender” is defined in Section 2.10.

“Adjusted Fair Market Value” means with respect to any Cash Collateral Investment, an amount equal to the product of the Fair Market Value of such Cash Collateral Investment and the applicable percentage with respect to such Cash Collateral Investment as set forth on Schedule 1.1.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Agent” means JPMorgan Chase Bank in its capacity as administrative agent pursuant to Article X and not in its individual capacity as a Lender and any successor Agent appointed pursuant to Article X.
“Agreement” means this Fourth Amended and Restated Credit Agreement, as it may be amended, modified or restated and in effect from time to time.
“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.4; provided, however, that for purposes of all computations required to be made with respect to compliance by the Borrower with Section 6.23, such term shall mean generally accepted accounting principles as in effect on the Closing Date, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.4.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate in effect for such day, (b) the Federal Funds Effective Rate on such day plus 1/2% per annum or (c) the Eurodollar Rate that would be applicable for a one month loan equal to the amount of the applicable Letter of Credit (or after a Default, all outstanding Letters of Credit) beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.
“A.M. Best Rating” means, as to any insurance company, its financial strength rating assigned by The A.M. Best Company, Inc.
“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Applicable Letter of Credit Participation Fee Rate” means, at any time, the percentage per annum at which letter of credit participation fees are accruing on the Letters of Credit at such time as set forth in the Pricing Schedule.
“Applicable Margin” means the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.
“Applicable Unused Fee Rate” means, at any time, the percentage per annum at which unused fees are accruing on the unused portion of the Letter of Credit Commitment at such time as set forth in the Pricing Schedule.
“Approved Reinsurer” means a reinsurer which satisfies the criteria set forth in the Reinsurance Guidelines for entering into reinsurance or retrocession agreements with the Borrower.
“Arranger” means J.P. Morgan Securities Inc. and its successors.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Asset Disposition” means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of Investments (other than stock in Subsidiaries) in the ordinary course).
“Authorized Officer” means any of the president, chief financial officer or treasurer of the Borrower, acting singly.
“Bankruptcy Code” means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time and any successor thereto or replacement therefor which may be hereafter enacted.
“Borrower” means The Navigators Group, Inc., a Delaware corporation and its successors and assigns.
“Borrower’s Moody’s Rating” means, at any time, the rating issued by Moody’s with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“Borrower’s S&P Rating” means, at any time, the rating issued by S&P with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Cash Collateral Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P1 or better by Moody’s, (c) cash and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $1,000,000,000 and a rating of A-1 or better; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and has a maturity of not more than six months.
“Cash Collateral Security Agreement” means (i) that certain Second Amended and Restated Pledge Agreement, dated as of the date hereof, and (ii) any security agreement in form and substance satisfactory to the Agent executed by the Borrower in favor of the Agent, on behalf of itself and the Lenders, pursuant to this Agreement, pledging to the Agent a security interest in a Collateral Account and all Cash Collateral Investments delivered to the Agent pursuant to the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time.
“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
“Change” is defined in Section 3.2.
“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of (i) 20% or more of the outstanding shares of voting stock of the Borrower or (ii), if less, a percentage of such stock, greater than the percentage owned by members of the Terence Deeks Family, or (b) the members of the Terence Deeks Family shall cease to own, in the aggregate, free and clear of all Liens and other encumbrances, at least 10% of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

“Closing Date” means April 3, 2009.
“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time.
“Collateral” means any property or asset in which the Borrower has granted a security interest to the Agent for the benefit of the Secured Parties.
“Collateral Account” means each of (a) 2748001563 and (b) any other “demand deposit account”, “securities account” or “custodial account” (as such terms are defined in the UCC) maintained by the Agent or its Affiliate as to which the Agent has “control” (as such term is defined in the UCC) into which Cash Collateral Investments are deposited from time to time pursuant to the terms of this Agreement. Each Collateral Account and the related Cash Collateral Investments shall be subject to documentation satisfactory to the Agent and the taking of all steps required to give the Agent a perfected security interest in the Cash Collateral Investments.
“Collateral Excess” is defined in Section 2.12.
“Collateral Shortfall” is defined in Section 2.12.
“Collateral Value” means, on any date, an amount equal to the sum of the Adjusted Fair Market Value of all Cash Collateral Investments in all Collateral Accounts.
“Condemnation” is defined in Section 7.8.
“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with Agreement Accounting Principles.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis for such period, all as determined in accordance with Agreement Accounting Principles.
“Consolidated Net Worth” means, for any period, the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis for such period, all as determined in accordance with Agreement Accounting Principles, excluding, however, for the purposes of Section 6.23(c), the effect of any unrealized gain or loss reported under Statement of Financial Accounting Standards No. 115.
“Consolidated Person” means, for the taxable year of reference, each Person which is a member of the affiliated group of the Borrower if Consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which the Borrower is a member for state income tax purposes.

“Consolidated Subsidiaries” means all Subsidiaries of the Borrower which should be included in the Borrower’s consolidated financial statements, all as determined in accordance with Agreement Accounting Principles.
“Consolidated Tangible Net Worth” means the excess of (a) Consolidated Total Tangible Assets over (b) Consolidated Total Liabilities, excluding, however, for the purposes of Section 6.23(a), the effect of any unrealized gain or loss reported under Statement of Financial Accounting Standards No. 115.
“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis as of such time, all as determined in accordance with Agreement Accounting Principles.
“Consolidated Total Intangible Assets” means, at any time, the total intangible assets of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis as of such time including, but not limited to, goodwill, patents, trademarks, tradenames, copyrights and franchises and excluding deferred policy acquisition costs.
“Consolidated Total Liabilities” means, at any time, the total liabilities of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis as of such time, all as determined in accordance with Agreement Accounting Principles.
“Consolidated Total Tangible Assets” means, at any time, Consolidated Total Assets minus Consolidated Total Intangible Assets.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership. The term “Contingent Obligation” shall not include (a) the obligations of any Insurance Subsidiary arising under any insurance policy or reinsurance agreement entered into in the ordinary course of business or (b) operating leases.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion Differential” is defined in Section 2.1(f).
“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (i) has not reimbursed the Issuer for such Lender’s pro-rata share of the amount of a payment made by the Issuer under a Letter of Credit within three (3) Business Days after the date due therefor in accordance with Section 2.4(c), (ii) has notified the Borrower or the Agent that it does not intend to comply with its obligations under Section 2.4(c) or (iii) is the subject of a bankruptcy, insolvency or similar receivership proceeding.
“Department” is defined in Section 5.5.
“Designated Lender” means a Defaulting Lender or a Downgraded Lender.
“Dollars” and the sign “$” mean lawful money of the United States of America.
“Downgraded Lender” means any Lender that (a) has a rating below BBB- from S&P, below Baa3 from Moody’s or below BBB- from Fitch, Inc. or (b) is a Subsidiary of a Person that is the subject of a bankruptcy, insolvency or similar proceeding.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any rule or regulation issued thereunder.
“Eurodollar Rate” means the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars having a maturity of a one month period, as reported by any generally recognized financial information service as of 11:00 A.M. (London time) two Business Days prior to the first day of such applicable period; provided that if no such British Bankers’ Association LIBOR rate is available to the Agent, the Eurodollar Rate shall instead be the rate determined by the Agent to be the rate at which JPMorgan Chase Bank or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market, in the approximate amount of the related Letter of Credit and having a maturity of one month.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” is defined in the Recitals hereto.
“Existing Lines of Business” is defined in Section 5.23.
“Expiry Notice” means, with respect to a Lloyd’s Letter of Credit, written notice from the Issuer to the beneficiary of any such Lloyd’s Letter of Credit stating that such Lloyd’s Letter of Credit shall expire four (4) years from the date of such notice.
“Extension Request” is defined in Section 2.10.
“Facility Documents” means this Agreement, the Security Documents, the Reimbursement Agreements and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent or any Lender.
“Fair Market Value” means (a) with respect to any Cash Collateral Investments described in clauses (a) or (b) of the definition thereof, the closing price for such security on Bloomberg, Inc. or, if Bloomberg, Inc. is not available, another quotation service reasonably acceptable to the Agent, and (b) with respect to any Cash Collateral Investments described in clauses (c) or (d) of the definition thereof, the amounts thereof.
“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.
“Fee Letter” is defined in Section 9.4.
“Fiscal Quarter” means one of the four three-month accounting periods comprising a Fiscal Year.
“Fiscal Year” means the twelve-month accounting period commencing on January 1 and ending December 31 of each year.
“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal and any board of insurance, insurance department or insurance commissioner) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) Contingent Obligations, (h) actual and contingent reimbursement obligations in respect of letters of credit, (i) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (j) any liability under any financing lease or so-called “synthetic lease” transaction entered into by such Person and (k) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person.
“Insurance Subsidiary” means each of Navigators, NSIC and any other domestic Subsidiary acquired or formed after the Closing Date which is engaged in, or is authorized to engage in, the insurance business.
“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, (b) stocks, bonds, mutual funds, partnership interests, membership interests, notes, debentures or other securities owned by such Person, (c) any deposit accounts and certificate of deposit owned by such Person and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“Issuance Request” is defined in Section 2.5.
“Issue Date” means a date on which a Letter of Credit is issued hereunder.
“Issuer” means JPMorgan Chase Bank.
“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A., in its individual capacity and its successor.
“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent.
“Letter of Credit” means a letter of credit issued pursuant to Article II.
“Letter of Credit Availability Termination Date” means April 2, 2010 or any later date as may be specified as the Letter of Credit Availability Termination Date in accordance with Section 2.10 or any earlier date on which the Letter of Credit Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“Letter of Credit Commitment” means the aggregate Letter of Credit Participation Amounts of all of the Lenders, as reduced or increased from time to time pursuant to the terms hereof. The Letter of Credit Commitment as of the date hereof is $75,000,000.
“Letter of Credit Obligations” means, at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the aggregate then undrawn face amount of the then outstanding Letters of Credit.
“Letter of Credit Participation Amount” means, for each Lender, the maximum face amount of Letters of Credit in which such Lender participates not exceeding the amount set forth on Schedule 1 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.
“Leverage Ratio” means, at any time, the ratio of (a) the consolidated Indebtedness of the Borrower and its Consolidated Subsidiaries (excluding any letter of credit obligations incurred by the Borrower and its Consolidated Subsidiaries in the ordinary course of business prior to any drawing under such a letter of credit but including any letter of credit obligations after any drawing) at such time to (b) the sum of (i) the consolidated Indebtedness of the Borrower and its Consolidated Subsidiaries (excluding any letter of credit obligations incurred by the Borrower and its Consolidated Subsidiaries in the ordinary course of business) plus (ii) Consolidated Net Worth at such time.
“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.
“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Lloyd’s Letters of Credit” is defined in Section 2.1.

“Loss Reserves” means, with respect to any Insurance Subsidiary at any time, the sum of (a) all losses, including incurred losses of such Insurance Subsidiary at such time shown on page 3, line 1 of the Annual Statement of such Insurance Subsidiary plus (b) all loss adjustment expenses of such Insurance Subsidiary at such time shown on page 3, line 3 of the Annual Statement of such Insurance Subsidiary, as determined in accordance with SAP.
“Margin Stock” has the meaning assigned to that term under Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations of any of (i) the Borrower or (ii) the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Facility Documents, or (c) the validity or enforceability of any of the Facility Documents or the rights or remedies of the Agent or the Lenders thereunder.
“Moody’s” means Moody’s Investors Service, Inc.
“MUL” means Millennium Underwriting Limited, which entity is a corporate name with limited liability at Lloyd’s of London.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.
“Navigators” means Navigators Insurance Company, a New York corporation.
“NCUL” means Navigators Corporate Underwriters Limited, which entity is a corporate name with limited liability at Lloyd’s of London.
“Net Available Proceeds” means (a) with respect to any Asset Disposition, the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or account receivable) therefrom, whether at the time of such disposition or subsequent thereto, or (b) with respect to any sale or issuance of any debt or equity securities of the Borrower or any Subsidiary, cash or readily marketable cash equivalents received therefrom, whether at the time of such disposition or subsequent thereto, net, in either case, of all legal, title and recording tax expenses, commissions and other fees and all costs and expenses incurred and, in the case of an Asset Disposition, net of all payments made by the Borrower or any of its Subsidiaries on any Indebtedness which is secured by such assets pursuant to a permitted Lien upon or with respect to such assets or which must, by the terms of such Lien, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition.

“Non-U.S. Lender” is defined in Section 3.3(d).
“Notice of Assignment” is defined in Section 12.3(b).
“NSIC” means Navigators Specialty Insurance Company, a New York corporation.
“Obligations” means the Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrower with respect to Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under any of the Facility Documents.
“Other Taxes” is defined in Section 3.3(b).
“Participants” is defined in Section 12.2(a).
“Payment Date” means the last day of each March, June, September and December.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
“Pledge Agreement” means that certain Second Amended and Restated Stock Pledge Agreement, dated as of the Closing Date, between the Borrower and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.
“Pounds” and the sign “£” mean lawful money of the United Kingdom.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means the rate of interest per annum publicly announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“pro-rata” means, when used with respect to a Lender and any described aggregate or total amount, an amount equal to such Lender’s pro-rata share or portion based on its percentage of the Letter of Credit Commitment.
“Purchasers” is defined in Section 12.3(a).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor thereto or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve Systems from time to time in effect and shall include any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.
“Reimbursement Agreement” means a letter of credit application and reimbursement agreement in such form as the Issuer may from time to time employ in the ordinary course of business.
“Reimbursement Obligations” means, at any time, the aggregate (without duplication) of the Obligations of the Borrower to the Lenders, the Issuer and/or the Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuer and/or the Agent under or in respect of draws made under the Letters of Credit.
“Reinsurance Guidelines” is defined in Section 6.21(c).
“Release” is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Amount” means the aggregate amount required to be deposited and held in Collateral Accounts pursuant to Sections 2.1(d), 2.1(f), 2.8, 2.12(a) and 8.1 hereof.
“Required Lenders” means Lenders in the aggregate having at least 75% of the Letter of Credit Commitment or, if the Letter of Credit Commitment has been terminated, the aggregate amount of the outstanding Letter of Credit Obligations; provided, however, the Letter of Credit Commitment or pro-rata share of any outstanding Letter of Credit Obligations of any Defaulting Lender shall be deemed to be zero (and the Letter of Credit Commitment or pro-rata shares any outstanding Letter of Credit Obligations of the other Lenders shall be correspondingly increased).
“Response Date” is defined in Section 2.10.
“Risk-Based Capital Guidelines” is defined in Section 3.2.
“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Person for the preparation of annual statements and other financial reports by insurance companies of the same type as such Person in effect from time to time, applied in a manner consistent with those used in preparing the Statutory Financial Statements referred to in Section 5.5.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Secured Parties” means the Agent, the Issuer and the Lenders.
“Security Documents” means the Pledge Agreement and each Cash Collateral Security Agreement.
“Significant Insurance Subsidiary” means a Significant Subsidiary which is an Insurance Subsidiary.

“Significant Subsidiary” means, at any time, a direct domestic Subsidiary of the Borrower the assets of which are greater than or equal to five percent (5%) of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries.
“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
“Statutory Financial Statements” is defined in Section 5.5.
“Statutory Net Income” means, with respect to any Insurance Subsidiary for any computation period, the net income earned by such Insurance Subsidiary during such period, as determined in accordance with SAP (“Underwriting and Investment Exhibit, Statement of Income” statement, Page 4, Line 20 of the Annual Statement).
“Statutory Surplus” means, with respect to any Insurance Subsidiary at any time, the statutory capital and surplus of such Insurance Subsidiary at such time, as determined in accordance with SAP (“Liabilities, Surplus and Other Funds” statement, page 3, line 35 of the Annual Statement).
“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property of the Borrower and its Consolidated Subsidiaries, Property which (a) represents more than 10% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at the end of the quarter next preceding the date on which such determination is made or (b) is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for the 12-month period ending as of the end of the quarter next preceding the date of determination.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
“Terence Deeks Family” means, collectively, Terence N. Deeks; his spouse; any natural person who is a lineal descendant of Terence N. Deeks; the spouse, children, or grandchildren of any such natural person; any trust of which any of the foregoing is or are the sole beneficiary or beneficiaries; or the estate, executor, administrator, or legal guardian of any of the foregoing.

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.
“Transferee” is defined in Section 12.4.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all (or, in the case of Navigators N.V., all but one) of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
THE LETTER OF CREDIT FACILITY
2.1 Issuance of Letters of Credit. (a) From and after the date hereof to but excluding the Letter of Credit Availability Termination Date, the Issuer agrees, upon the terms and conditions set forth in this Agreement, to issue at the request and for the account of the Borrower, one or more Letters of Credit for the account of the Borrower (x) to support the obligations of Wholly-Owned Subsidiaries of the Borrower with respect to specific syndicates at the Society of Lloyd’s (the Letters of Credit issued under this clause (x) being called the “Lloyd’s Letters of Credit”) and (y) to support other obligations, provided that the aggregate face amount of all outstanding Letter of Credit Obligations with respect to this clause (y) does not at any time exceed the lesser of (A) the Letter of Credit Commitment and (B) $5,000,000; provided, however, that the Issuer shall not be under any obligation to issue, and shall not issue, any Letter of Credit if: (i) any order, judgment or decree of any governmental authority or other regulatory body with jurisdiction over the Issuer shall purport by its terms to enjoin or restrain such Issuer from issuing such Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority or other regulatory body with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of Letters of Credit in particular or shall impose upon the Issuer with respect to any Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuer as of the date of this Agreement and which the Issuer in good faith deems material to it, (ii) one or more of the conditions to such issuance contained in Section 4.2 is not then satisfied or (iii) after giving effect to such issuance, the aggregate outstanding amount of the Letter of Credit Obligations would exceed the Letter of Credit Commitment. For purposes of clause (iii) of the immediately preceding sentence, at any time there is a Defaulting Lender, the Letter of Credit Commitment shall be automatically reduced by an amount equal to the remainder of (A) such Defaulting Lender’s pro-rata share of the Letter of Credit Commitment minus (B) such Defaulting Lender’s pro-rata share of the Letter of Credit Obligations then outstanding; provided, however, the Letter of Credit Commitment shall be restored if either (i) such Defaulting Lender provides cash collateral to the Agent for the account of such Defaulting Lender pursuant to Section 10.11 in the amount of such Defaulting Lender’s pro-rata share of the Letter of Credit Commitment or (ii) the Borrower has entered into satisfactory arrangements with the Issuer to eliminate the Issuer’s risk with respect to such Defaulting Lender, it being agreed that such satisfactory arrangements may include collateral or the charging of a fee and the Lenders agree that any such collateral or fee shall belong solely to the Issuer and shall not be subject to the sharing provisions of this Agreement. Letters of Credit shall be denominated, at the Borrower’s option, in either Dollars or Pounds.
(b) In no event shall: (i) the aggregate amount of the Letter of Credit Obligations at any time exceed the Letter of Credit Commitment or (ii) the expiration date of any Letter of Credit (other than the Letters of Credit identified on Schedule 2.1 hereto) or the date for payment of any draft presented thereunder and accepted by the Issuer, be later than (x) the date one (1) year after the effective date of such Letter of Credit or (y) in the case of the Lloyd’s Letters of Credit, four (4) years after the date of the related Expiry Notice. The Issuer shall not permit the renewal or extension of any Letter of Credit at any time (A) during the continuation of a Default or Unmatured Default or (B) after the Letter of Credit Availability Termination Date.

(c) The Issuer (i) shall issue an Expiry Notice on the Letter of Credit Availability Termination Date and (ii) may, and upon the request of the Required Lenders shall, issue an Expiry Notice when a Default has occurred and is continuing; provided, however, that upon the occurrence of an Unmatured Default pursuant to Sections 7.6 and 7.7, the Issuer shall immediately issue an Expiry Notice.
(d) The Borrower agrees that, if at any time as a result of reductions in the Letter of Credit Commitment pursuant to Section 2.3 or otherwise the aggregate balance of the Letter of Credit Obligations exceeds the Letter of Credit Commitment, the Borrower shall cash collateralize the Letter of Credit Obligations by depositing, into a Collateral Account, Cash Collateral Investments with a Collateral Value equal to the product of one hundred and three percent (103%) of the amount as may be necessary to eliminate such excess.
(e) The Letters of Credit identified on Schedule 2.1 hereto (the “Existing Letter of Credit”) which are issued and outstanding under the Existing Credit Agreement shall, upon satisfaction of the conditions set forth in Article IV hereto, automatically and without further action on the part of the Agent, the Issuer, the Lenders or the Borrower be deemed Letters of Credit issued under this Agreement.
(f) For purposes of determining usage and availability under this Section 2.1, when a Letter of Credit is issued in Pounds, such Pounds will be converted to Dollars upon issuance, upon the proposed issuance of any other Letter of Credit and at the end of each calendar quarter and at any time thereafter as requested by the Agent or any Lender (including the Issuer) and such determination shall be made by the Agent in its sole determination based upon the spot exchange rate between Dollars and Pounds as quoted by the Agent’s foreign exchange desk as of such date of determination. Notwithstanding any other provisions of this Agreement, if at any time, after giving effect to the conversion of Pounds into Dollars as set forth above, the aggregate face amount of all outstanding Letters of Credit is greater than the Letter of Credit Commitment (“Conversion Differential”), then the Borrower shall cash collateralize such Conversion Differential by depositing into a Collateral Account Cash Collateral Investments with a Collateral Value equal to the product of one hundred and three percent (103%) of the Conversion Differential.
(g) At the request of the Borrower, Letters of Credit may be issued with any Wholly-Owned Subsidiary of the Borrower as a co-applicant, so long as the Borrower is also a co-applicant under the applicable Reimbursement Agreement. The fact that such Subsidiary is an applicant shall not affect the obligations of the Borrower with respect to such Letters of Credit hereunder or under any Facility Document in any way. Any Reimbursement Agreement for a Letter of Credit with respect to which such Subsidiary is a co-applicant shall include language substantially similar to that set forth in Exhibit C or otherwise acceptable to the Agent.

2.2 Participating Interests. Immediately upon the issuance by the Issuer of a Letter of Credit in accordance with Section 2.5 (and with respect to the Letters of Credit identified on Schedule 2.1 hereto, upon satisfaction of the conditions set forth in Article IV hereof), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse, representation or warranty, an undivided participation interest equal to its pro-rata share of the Letter of Credit Commitment (including as may be adjusted pursuant to Section 2.1(a)) of the face amount of such Letter of Credit and each draw paid by the Issuer thereunder. Each Lender’s obligation to pay its proportionate share of all draws under the Letters of Credit, absent gross negligence or willful misconduct by the Issuer in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.
2.3 Reductions in Letter of Credit Commitment. (a) The Borrower may permanently reduce the Letter of Credit Commitment in whole, or in part ratably among the Lenders in integral multiples of $2,500,000, upon at least five (5) Business Days’ written notice to the Agent, which notice shall specify the amount of such reduction; provided, however, that the amount of the Letter of Credit Commitment may not be reduced below the aggregate amount of the outstanding Letter of Credit Obligations.
(b) At any time a Lender is a Designated Lender, the Borrower may terminate in full the commitment of such Designated Lender by giving notice to such Designated Lender and the Agent; provided that (i) at the time of such termination, no Default or Unmatured Default exists (or the Required Lenders consent to such termination) and (ii) concurrently with such termination, (A) the Letter of Credit Commitment shall be reduced by the commitment amount of such Designated Lender (it being understood that the Borrower may not terminate the commitment of a Designated Lender if, after giving effect to such termination, the Letter of Credit Obligations would exceed the reduced Letter of Credit Commitment), (B) the Borrower shall pay all amounts owed to such Designated Lender hereunder and (C) the Agent shall return to such Lender any cash collateral held for the account of such Lender pursuant to Section 2.9(d). The termination of the commitment of a Defaulting Lender pursuant to this Section 2.3 shall not be deemed to be a waiver of any right that (x) the Borrower, the Agent, the Issuer or any other Lender may have against such Defaulting Lender or (y) such Defaulting Lender may have against the Borrower based on the estimate described in clause (B) of the preceding sentence.
2.4 Reimbursement Obligations. (a) The Borrower agrees to pay to the Issuer of a Letter of Credit (i) on each date that any amount is drawn under each Letter of Credit (or, if any draw is paid by the Issuer after 3:00 p.m. (New York time) on such date, on the next succeeding Business Day) a sum (and interest on such sum as provided in clause (ii) below) equal to the amount so drawn plus all other charges and expenses with respect thereto specified in Section 2.9 or in the applicable Reimbursement Agreement and (ii) interest on any and all amounts remaining unpaid under this Section 2.4 until payment in full at the rate per annum, computed for actual days elapsed based on a 365 or 366 day year, as applicable, equal to (A) the Alternate Base Rate plus the Applicable Margin for such day for the first two days following the due date of any Reimbursement Obligations and (B) the Alternate Base Rate plus the Applicable Margin for such day plus 2% per annum thereafter. The Borrower agrees to pay to the Issuer the amount of all Reimbursement Obligations owing in respect of any Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any of the other Facility Documents, (x) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any Letter of Credit), (y) the validity, sufficiency or genuineness of any document which the Issuer has determined in good faith complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect or (z) the surrender or impairment of any security for the performance or observance of any of the terms hereof.
(b) Notwithstanding any provisions to the contrary in any Reimbursement Agreement, the Borrower agrees to reimburse the Issuer for amounts which the Issuer pays under such Letter of Credit no later than the time specified in this Agreement. If the Borrower does not pay any such Reimbursement Obligations when due at any time prior the Letter of Credit Termination Date, such Reimbursement Obligations, if in Pounds, shall be deemed to have been converted into the equivalent amount of Dollars on the date due based upon the spot rate of exchange between Dollars and Pounds as determined by the Agent on the Reuters WRLD Page as of the time of determination on such date. In the event that such rate does not appear on any Reuters WRLD Page, the exchange rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such an agreement, such exchange rate shall instead be the arithmetic average of the spot rates of exchange of the Agent in London at or about such time between Dollars and Pounds for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent may use any reasonable method it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.
(c) If the Issuer makes a payment on account of any Letter of Credit and is not concurrently reimbursed therefor by the Borrower, then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than noon (New York time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Agent for the account of the Issuer, in immediately available funds, the purchase price for such Lender’s interest in such unreimbursed Reimbursement Obligations, which shall be an amount equal to such Lender’s pro-rata share of such payment. Each Lender shall, upon demand by the Issuer, pay the Issuer interest on such Lender’s pro-rata share of such draw from the date of payment by the Issuer on account of such Letter of Credit until the date of delivery of such funds to the Issuer by such Lender at a rate per annum, computed for actual days elapsed based on a 360-day year, equal to the Federal Funds Effective Rate on the amount of the unreimbursed Reimbursement Obligations, if in Dollars, or the equivalent amount of Dollars calculated in the manner provided in paragraph (b), if in Pounds, for such period; provided, that such payments shall be made by the Lenders only in the event and to the extent that the Issuer is not reimbursed in full by the Borrower for interest on the amount of any draw on the Letters of Credit.

(d) At any time after the Issuer has made a payment on account of any Letter of Credit and has received from any other Lender such Lender’s pro-rata share of such payment, such Issuer shall, forthwith upon its receipt of any reimbursement (in whole or in part) by the Borrower for such payment, or of any other amount from the Borrower or any other Person in respect of such payment (including, without limitation, any payment of interest or penalty fees and any payment under any collateral account agreement of the Borrower or any Facility Document but excluding any transfer of funds from any other Lender pursuant to Section 2.4(c)), transfer to such other Lender such other Lender’s ratable share of such reimbursement or other amount; provided, that interest shall accrue for the benefit of such Lender from the time such Issuer has made a payment on account of any Letter of Credit; provided, further, that in the event that the receipt by the Issuer of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the United States Bankruptcy Code or is otherwise required to be returned, such Lender shall promptly return to the Issuer any portion thereof previously transferred by the Issuer to such Lender, but without interest to the extent that interest is not payable by the Issuer in connection therewith.
(e) All payments in respect of Reimbursement Obligations shall be in Dollars.
2.5 Procedure for Issuance. Prior to the issuance of each new Letter of Credit and as a condition of such issuance, the Borrower shall deliver to the Issuer (with a copy to the Agent) a Reimbursement Agreement signed by the Borrower, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Letter of Credit shall be reasonably satisfactory to the Issuer. Each Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the Borrower to the Issuer by telecopy, telex or other electronic means followed by delivery of executed originals within five (5) days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Section 2.1(b), and shall specify therein (a) the stated amount of the Letter of Credit requested, (b) the effective date of issuance of such requested Letter of Credit, which shall be a Business Day, (c) the date on which such requested Letter of Credit is to expire, which shall be no later than one (1) year from the date of issuance of such Letter of Credit or in the case of a Lloyd’s Letter of Credit, four years from the date of the related Expiry Notice, (d) whether the Letter of Credit is to be denominated in Dollars or Pounds and (e) the aggregate amount of Letter of Credit Obligations which are outstanding and which will be outstanding after giving effect to the requested Letter of Credit issuance. The delivery of the foregoing documents and information shall constitute an “Issuance Request” for purposes of this Agreement. Subject to the terms and conditions of Section 2.1 and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with the Issuer’s usual and customary business practices. In addition, any amendment of an existing Letter of Credit shall be deemed to be an issuance of a new Letter of Credit and shall be subject to the requirements set forth above. The Issuer shall give the Agent prompt written notice of the issuance of any Letter of Credit.

2.6 Nature of the Lenders’ Obligations. (a) As between the Borrower and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit; provided, however, that the Borrower may have a claim against the Issuer and the Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential or exemplary) damages suffered by the Borrower which the Borrower proves were caused by the Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Lenders shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the beneficiary of a Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Issuer in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (v) errors in the interpretation of technical terms, (vi) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit or (vii) any consequences arising from causes beyond control of the Issuer.
(b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuer under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Issuer or any such Person.
2.7 Notification of Issuance Requests. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Issuance Request received by it hereunder.

2.8 Cash Collateral for Letters of Credit. On the Letter of Credit Availability Termination Date, the Borrower shall pledge and deliver to the Agent, for the benefit of the Secured Parties, Cash Collateral Investments in a Collateral Account with a Collateral Value equal to the product of one hundred and three percent (103%) of the amount equal to the following percentage of the Letter of Credit Obligations outstanding from time to time during the following periods:

Percentage of Letter of Credit
Period	Obligations Collateralized

Letter of Credit Availability Termination Date to but not including the date nine (9) months after the Letter of Credit Availability Termination Date	50%

the date nine (9) months after the Letter of Credit Availability Termination Date and at all times thereafter	100%
2.9 Fees.
(a) Unused Fee. The Borrower agrees to pay to the Agent for the account of each Lender with respect to its Letter of Credit Participation Amount an unused fee at a rate per annum equal to the Applicable Unused Fee Rate on the daily unused portion of such Lender’s Letter of Credit Participation Amount from the Closing Date to and including the Letter of Credit Availability Termination Date, payable on each Payment Date hereafter and on the Letter of Credit Availability Termination Date or, if later, upon receipt of a bill from the Agent. Accrued and unpaid unused fees under the Existing Credit Agreement shall be paid on the Closing Date or, if later, upon receipt of a bill from the Agent.
(b) Letter of Credit Fronting Fee. The Borrower hereby agrees to pay to the Agent, for the account of the Issuer, a letter of credit fronting fee with respect to each Letter of Credit from and including the date of issuance thereof (or, with respect to the Letters of Credit identified on Schedule 2.1, the date on which such Letters of Credit are deemed issued under this Agreement pursuant to Section 2.1(d)) until the date such Letter of Credit is fully drawn, canceled or expired, in an amount equal to the rate provided in the Fee Letter of the aggregate initial face amount of such Letter of Credit, calculated with respect to actual days elapsed on the basis of a 360-day year and payable quarterly in arrears on each Payment Date in each year and upon the expiration, cancellation or utilization in full of such Letter of Credit. In addition to the foregoing, the Borrower agrees to pay the Issuer any other fees customarily charged by it in respect of the issuance, amendment, cancellation, negotiation or transfer of each Letter of Credit and each drawing made thereunder. The letter of credit fronting fee is in addition to (and not included in) the letter of credit participation fee provided for in paragraph (c) below. Accrued and unpaid fronting fees under the Existing Credit Agreement shall be paid on the Closing Date or, if later, upon receipt of a bill from the Agent.

(c) Letter of Credit Participation Fee. The Borrower agrees to pay to the Agent for the pro-rata account of the Lenders (including the Issuer) a letter of credit participation fee with respect to each Letter of Credit from and including the date of issuance thereof until the date such Letter of Credit is fully drawn, canceled or expired, in an amount equal to the Applicable Letter of Credit Participation Fee Rate on the aggregate amount from time to time available to be drawn on such Letter of Credit, calculated with respect to actual days elapsed on the basis of a 360-day year and payable quarterly in arrears on each Payment Date in each year and upon the expiration, cancellation or utilization in full of such Letter of Credit. During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower, declare that the Applicable Letter of Credit Participation Fee Rate shall be increased by 2% per annum; provided, that during the continuance of a Default under Section 7.6 or 7.7, the Applicable Letter of Credit Participation Fee Rate shall be increased by two percent (2%) without any election or action on the part of the Agent or any Lender. Accrued and unpaid Letter of Credit Participation Fees under the Existing Credit Agreement shall be paid on the Closing Date or, if later, upon receipt of a bill from the Agent.
(d) If at any time a Lender is a Defaulting Lender, then, to the extent permitted by applicable law (and notwithstanding any other provision of this Agreement), (i) any payment of Reimbursement Obligations with respect to Letters of Credit (including through sharing of payments pursuant to Section 10.2, but excluding any payment pursuant to Section 2.3(b) shall, if the Borrower so directs at the time of making such payment, be applied first to amounts owed to Lenders other than such Defaulting Lender, as if the amount owed to such Defaulting Lender hereunder in respect of Reimbursement Obligations were zero, and then to amounts owed to such Defaulting Lender; (ii) such Defaulting Lender’s pro-rata share of the Letter of Credit Obligations shall be excluded for purposes of calculating facility fees pursuant to Section 2.9 in respect of each day on which such Lender is a Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any facility fees for any such day and (iii) such Defaulting Lender’s pro-rata share shall be deemed to be zero for purposes of calculating letter of credit fees pursuant to Section 2.9 in respect of each day on which such Lender is a Defaulting Lender (and the pro-rata shares of the other Lenders shall be correspondingly increased for such purposes), and such Defaulting Lender shall not be entitled to receive any letter of credit fees for any such day. In addition, if any Lender is a Defaulting Lender at the time any payment is to be made by the Lenders to the Issuer pursuant to Section 2.4(c) and such Defaulting Lender fails to make its pro-rata share of such payment, then, solely for purposes of determining the amount of the payment to be made by each Lender to the Issuer (and without limiting the liability of such Defaulting Lender for its failure to make such payment), the pro-rata shares of the other Lenders shall be correspondingly increased so that, subject to the following proviso, the Issuer receives the full amount of the payments to which it is entitled from the Lenders; provided that under no circumstances shall any Lender be obligated to make a payment to the Issuer pursuant to this sentence that would cause the aggregate principal amount of such Lender’s pro-rata share (without giving effect to any adjustment pursuant to the foregoing provisions of this sentence) of all Letter of Credit Obligations to exceed such Lender’s commitment amount (or, if the Letter of Credit Commitment has terminated, such Lender’s commitment amount at the time of such termination, adjusted for any assignments by or to such Lender). Any payment made pursuant to this Section shall be taken into account for purposes of calculating the Unused Fee and Letter of Credit Participation Fee. The provisions of this Section 2.9(d) do not limit, but are in addition to, any other claim or right that the Borrower, the Agent, the Issuer or any other Lender may have against a Defaulting Lender.

2.10 Extension of Letter of Credit Availability Termination Date. The Borrower may request an extension of the Letter of Credit Availability Termination Date by submitting a request for an extension to the Agent (an “Extension Request”) on any Business Day that is not less than 30 days prior to the then Letter of Credit Availability Termination Date. The Extension Request must specify the new Letter of Credit Availability Termination Date requested by the Borrower and the date as of which date (which must be at least 30 days after the Extension Request is delivered to the Agent) the Lenders (including the Issuer) must respond to the Extension Request (the “Response Date”). The new Letter of Credit Availability Termination Date shall not be more than two years after the Letter of Credit Availability Termination Date in effect at the time the Extension Request is received, including the Letter of Credit Availability Termination Date as one of the days in the calculation of the days elapsed. Promptly upon receipt of an Extension Request, the Agent shall notify each Lender of the contents thereof and shall request the Issuer and each Lender to approve the Extension Request. Each Lender approving the Extension Request shall deliver its written consent no later than the Response Date. If the consent of all of the Lenders in their sole discretion is received by the Agent, the Letter of Credit Availability Termination Date specified in the Extension Request shall become effective on the existing Letter of Credit Availability Termination Date and the Agent shall promptly notify the Borrower and each Lender (including the Issuer) of the new Letter of Credit Availability Termination Date. Otherwise the Letter of Credit Availability Termination Date shall be unchanged.
2.11 Optional Increase in Letter of Credit Commitment. The Borrower may, from time to time, by means of a letter delivered to the Agent substantially in the form of Exhibit D, request that the Letter of Credit Commitment be increased by an aggregate amount (for all such increases) not exceeding $25,000,000 by (a) increasing the Letter of Credit Participation Amount of one or more Lenders that have agreed to such increase (in their sole discretion) and/or (b) adding one or more commercial banks or other Persons as a party hereto (each an “Additional Lender”) with a Letter of Credit Participation Amount in an amount agreed to by any such Additional Lender; provided that (i) any increase in the Letter of Credit Commitment shall be in an aggregate amount of $1,000,000 or a higher integral multiple of $1,000,000, (ii) no Additional Lender shall be added as a party hereto without the written consent of the Agent and the Issuer (which consents shall not be unreasonably withheld) or if a Default or an Unmatured Default exists and (iii) the Borrower may not request an increase in the Letter of Credit Commitment unless the Borrower has delivered to the Agent (with a copy for each Lender) a certificate stating that the representations and warranties contained in Article V are correct on and as of the date of such certificate as though made on and as of such date and that no Default or Unmatured Default exists on such date. Any increase in the Letter of Credit Commitment pursuant to this Section 2.11 shall be effective three (3) Business Days after the date on which the Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit D (in the case of an increase in the Letter of Credit Participation Amount of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit D (in the case of the addition of a commercial bank or other Person as a new Lender). The Agent shall promptly notify the Borrower and the Lenders of any increase in the Letter of Credit Commitment pursuant to this Section 2.11 and of the Letter of Credit Participation Amount and pro-rata share of each Lender after giving effect thereto. To the extent that any increase pursuant to this Section 2.11 is not expressly authorized pursuant to resolutions or consents delivered pursuant to Section 4.1(b), the Borrower shall, prior to the effectiveness of such increase, deliver to the Agent a certificate signed by an authorized officer of the Borrower certifying and attaching the resolutions or consents that have been adopted to approve or consent to such increase.

2.12 Collateral Account.
(a) The Borrower shall at all times maintain Cash Collateral Investments in Collateral Accounts with a Collateral Value of not less than the Required Amount. If at any time the Required Amount shall exceed (the amount of such excess, the “Collateral Shortfall”) the Collateral Value for three (3) consecutive Business Days, the Agent shall provide the Borrower notice, by telephone or in writing, of such Collateral Shortfall and it shall be a Default unless within three (3) Business Days of the Borrower’s receipt of such notice, no Collateral Shortfall exists as a result of (i) a change in the Collateral Value due to market fluctuations and/or (ii) a deposit by the Borrower of additional Cash Collateral Investments in a Collateral Account.
(b) Cash Collateral Investments held in a Collateral Account shall be invested (i) so long as no Default has occurred, at the direction of the Borrower, provided that all such Cash Collateral Investments must be reasonably acceptable to the Agent and otherwise permitted by this Agreement, and (ii) following the occurrence and continuation of a Default, at the direction of the Agent. All income from such Cash Collateral Investments shall be retained in a Collateral Account and added to the Collateral.
(c) So long as no Default has occurred and is continuing, if at any time the Obligations become due and payable hereunder, the Borrower may direct the application of all or any part of the Cash Collateral Investments held in a Collateral Account for the amount which is due and payable, including with respect to any Reimbursement Obligations; provided, however, the Agent shall have the right, upon five (5) days’ prior notice to the Borrower, to apply all or any part of the Cash Collateral Investments held in a Collateral Account for the amount which is due and payable unless the Borrower shall object in writing and otherwise pay the amount due and payable within such five (5) day period. Upon the occurrence and continuation of a Default, the Agent may apply (without prior notice to the Borrower) all or any part of the Cash Collateral Investments held in a Collateral Account pursuant to and in accordance with Section 8.4.
(d) So long as no Default or Unmatured Default under Section 7.2 has occurred, at any time the Collateral Value exceeds (the amount of such excess, the “Collateral Excess”) the Required Amount, the Borrower can request to receive or otherwise direct the application of such Collateral Excess and the Agent shall release any Lien it has with respect to such Collateral Excess; provided, however, upon the occurrence and continuation of a Default, the Agent shall have sole control over any such Collateral Excess, including the application of such amount pursuant to and in accordance with Section 8.4.

ARTICLE III
YIELD PROTECTION; TAXES
3.1 Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its interest in the Letters of Credit,
(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
(c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or issuing Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with any Letter of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Letter of Credit Commitment or its interest in the Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation in connection with such Letter of Credit Commitment or interest in Letters of Credit, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, or its commitment to participate in Letters of Credit hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (a) any change after the Closing Date in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the November 2005 updated report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date.
3.3 Taxes. (a) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Reimbursement Agreement shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.
(b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Facility Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Facility Document (“Other Taxes”).
(c) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.3) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.4.

(d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten (10) Business Days after the date of this Agreement, deliver to each of the Borrower and the Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower, certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to paragraph (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.3 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under paragraph (d) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Facility Document pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.3(g) shall survive the payment of the Obligations and termination of this Agreement.
3.4 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.3 so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.3. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. The obligations of the Borrower under Section 3.1, 3.2 and 3.3 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
4.1 Initial Letters of Credit. The Issuer shall not issue any Letter of Credit hereunder unless and until all loans and other amounts due and owing (including fees accrued with respect thereto) under the Existing Credit Agreement have been paid in full and the Borrower has furnished the following to the Agent with sufficient copies for the Lenders and the other conditions set forth below have been satisfied:
(a) Charter Documents; Good Standing Certificates. Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
(b) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Facility Documents to which the Borrower is a party.
(c) Secretary’s Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Facility Documents, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d) Officer’s Certificate. A certificate, signed by an Authorized Officer of the Borrower, stating that: (i) on the Closing Date no Default or Unmatured Default has occurred and is continuing and (ii) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of the Closing Date.
(e) Legal Opinions. A written opinion of Emily B. Miner, counsel to the Borrower and its Subsidiaries, addressed to the Agent and the Lenders in form and substance acceptable to the Agent and its counsel.
(f) Facility Documents. Executed originals of this Agreement and each of the Facility Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, stock certificates (including stock certificates representing all of the outstanding stock of each Significant Subsidiary other than NSIC), related stock powers, instruments, opinions and documents required to be delivered pursuant hereto and thereto.
(g) Existing Letters of Credit. The Existing Letters of Credit shall not exceed the Letter of Credit Commitment.
(h) Other. Such other documents as the Agent, any Lender or their counsel may have reasonably requested.
4.2 Each Letter of Credit. The Issuer shall not be obligated to issue any Letter of Credit, unless on the applicable Issue Date:
(a) There exists no Default or Unmatured Default and none would result from such issuance of such Letter of Credit.
(b) The representations and warranties contained in Article V are true and correct as of such Issue Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
(c) An Issuance Request, as applicable, shall have been properly submitted.
(d) All legal matters incident to the issuance of such Letter of Credit shall be satisfactory to the Lenders and their counsel.
Each Issuance Request with respect to each such Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2 (a) and (b) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A hereto as a condition to issuing a Letter of Credit.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
5.1 Existence and Standing. Each of the Borrower and its Subsidiaries is duly and properly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and, except as could not reasonably be expected to have a Material Adverse Effect, has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
5.2 Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Facility Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Facility Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Facility Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Facility Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (b) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Facility Documents, the extensions of credit under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Facility Documents, except that approval of the New York Insurance Department and/or one or more other state insurance departments would be required in order for the Lenders to acquire control of Navigators and NSIC. Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequences of which default or violation could reasonably be expected to have a Material Adverse Effect.

5.4 Financial Statements. (a) The consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as of December 31, 2008, the related consolidated statements of income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows of the Borrower and such Consolidated Subsidiaries for the Fiscal Year then ended, and the accompanying footnotes, together, with the opinion thereon, of KPMG LLP, independent certified public accountants, copies of which have been furnished to the Lenders, fairly present the financial condition of the Borrower and the Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and Consolidated Subsidiaries for the periods covered by such statements, all in accordance with Agreement Accounting Principles consistently applied.
(b) There are no liabilities of the Borrower or any of the Consolidated Subsidiaries, fixed or contingent, which are material but are not reflected in the most recent financial statements referred to above or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 2008.
5.5 Statutory Financial Statements. The Annual Statement of each of the Insurance Subsidiaries (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the appropriate Governmental Authority of its state of domicile (the “Department”) and delivered to each Lender prior to the execution and delivery of this Agreement, as of and for the 2008 Fiscal Year (the “Statutory Financial Statements”), have been prepared in accordance with SAP applied on a consistent basis (except as noted therein). Each such Statutory Financial Statement was in material compliance with applicable law when filed.
5.6 Material Adverse Change. Since December 31, 2008 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
5.7 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.8 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the issuance of any Letters of Credit. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.9 Subsidiaries. Schedule 5.9 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and indicating which Subsidiaries are Significant Subsidiaries and which Subsidiaries are Insurance Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
5.10 ERISA. The Unfunded Liabilities of all Single Employer Plans is $0 except that funding of any money purchase pension plan may be delayed each Fiscal Year until the end of the first Fiscal Quarter thereof. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
5.11 Defaults. No Default or Unmatured Default has occurred and is continuing.
5.12 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Facility Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
5.13 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. Neither the issuance of any Letters of Credit hereunder nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

5.14 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.
5.15 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
5.16 Ownership of Properties. The Borrower and each of its Subsidiaries has good title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements filed with the Securities and Exchange Commission as owned by the Borrower and its Subsidiaries.
5.17 Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the issuance of Letters of Credit hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.18 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.19 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.20 Solvency. Immediately after the consummation of the transactions to occur on the date hereof and immediately following each issuance of a Letter of Credit (including the Existing Letters of Credit) hereunder on the date hereof and after giving effect to the application of the proceeds of such Letters of Credit, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
5.21 Insurance Licenses. To the extent required by applicable law, each Insurance Subsidiary holds a License and is authorized to transact insurance business in (i) the line or lines of insurance and (ii) the state, states or jurisdictions it is engaged in, except to the extent that the failure to have such a License or authority could not reasonably be expected to have a Material Adverse Effect. No such License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension, limitation or revocation. To the Borrower’s knowledge, there is not a sustainable basis for such suspension, limitation or revocation, and no such suspension, limitation or revocation has been threatened by any Governmental Authority. The Insurance Subsidiaries do not transact any business, directly or indirectly, requiring any license, permit, governmental approval, consent or other authorization other than those currently obtained, except to the extent of which could not reasonably be expected to have a Material Adverse Effect.
5.22 Partnerships. Except as disclosed in Schedule 5.22, neither the Borrower nor any of its Subsidiaries is a partner of any partnership.
5.23 Lines of Business. Schedule 5.23 sets forth a complete statement of each material line of business conducted as of the date hereof by the Borrower and each of its Subsidiaries (the “Existing Lines of Business”).
5.24 Reinsurance Practices. The business of each Insurance Subsidiary is being conducted in all material respects in accordance with the Reinsurance Guidelines.
5.25 Security. The Pledge Agreement is effective to create and give the Agent, for the benefit of the Secured Parties, as security for the repayment of the obligations secured thereby, a legal, valid, perfected and enforceable first priority Lien upon and security interest in the capital stock pledged thereby.

5.26 Disclosure. None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Agent or to any Lender in connection with the negotiation of the Facility Documents or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Facility Documents or any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement or the Facility Documents contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS
Until the date that no Letters of Credit are outstanding and all Letter of Credit Obligations have been indefeasibly paid in full, unless the Lenders shall otherwise consent in writing:
6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and will furnish to the Lenders:
(a) As soon as practicable and in any event within seventy (70) days after the close of each of its Fiscal Years, an unqualified audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis and setting forth in comparative form figures for the preceding Fiscal Year for itself and its Consolidated Subsidiaries and on a stand alone basis for the Borrower, including balance sheets as of the end of such period and related statements of income, stockholders’ equity and cash flows accompanied by any management letter prepared by said accountants; provided that no annual report other than the report on Form 10-K needs to be delivered.
(b) As soon as practicable and in any event within fifty (50) days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating statement of income, stockholders’ equity and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter setting forth in each case in comparative form figures for the corresponding period in the prior Fiscal Year, all prepared in accordance with Agreement Accounting Principles and in reasonable detail, and all signed by its chief financial officer.

(c) As soon as available and in any event (i) within seventy (70) days after the close of each Fiscal Year of each Insurance Subsidiary, the Annual Statement of such Insurance Subsidiary for such Fiscal Year as filed with the insurance commissioner (or similar authority) in such Insurance Subsidiary’s state of domicile, together with the signature thereof of the chief financial officer of the Borrower stating that such Annual Statement presents the financial condition and results of operations of such Insurance Subsidiary in accordance with SAP, (ii) on or prior to each June 1 after the close of each Fiscal Year of each Insurance Subsidiary, the opinion of a firm of certified public accountants reasonably satisfactory to the Required Lenders, who shall have examined such Annual Statement and whose opinion shall not be qualified as to the scope of audit or as to the status of such Insurance Subsidiary as a going concern, and (iii) within one hundred twenty (120) days after the close of each Fiscal Year of each Insurance Subsidiary, a written review of and opinion of an accounting or actuarial firm or internal actuary, as delivered to the Department, reasonably satisfactory to the Required Lenders on the methodology and assumptions used to calculate the Loss Reserves of such Insurance Subsidiary at the end of such Fiscal Year (as shown on the Annual Statement of such Insurance Subsidiary prepared in accordance with SAP).
(d) As soon as available and in any event on or prior to each May 1 after the close of each Fiscal Year of the Insurance Subsidiaries, the Consolidated Annual Statement of the Insurance Subsidiaries for such Fiscal Year, prepared in accordance with SAP and filed with the New York Insurance Department.
(e) As soon as available and in any event within fifty (50) days after the close of each of the first three Fiscal Quarters in each Fiscal Year of each Insurance Subsidiary, quarterly financial statements of such Insurance Subsidiary (prepared in accordance with SAP) for such Fiscal Quarter and as filed with the insurance commissioner (or similar authority) in such Insurance Subsidiary’s state of domicile, together with the signature thereon of the chief financial officer of the Borrower stating that such financial statements present the financial condition and results of operations of such Insurance Subsidiary in accordance with SAP.
(f) As soon as available, but in any event within one hundred twenty (120) days after the beginning of each Fiscal Year, a copy of the plan and forecast of the Borrower and its Subsidiaries for such Fiscal Year in the form customarily prepared by the Borrower.
(g) Together with the financial statements required by clauses (a) and (b) above, a compliance certificate in substantially the form of Exhibit A hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and updating Schedule 5.9.
(h) As soon as possible and in any event within ten (10) days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

(i) As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries.
(j) As soon as possible and in any event within ten (10) days after the Borrower learns thereof, notice of the assertion or commencement of any claims, action, suit or proceeding against or affecting the Borrower or any Subsidiary which may reasonably be expected to have a Material Adverse Effect.
(k) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished; provided that no annual report other than the report on Form 10-K needs to be delivered.
(l) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.
(m) Promptly and in any event within ten (10) days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by the Borrower or any Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of $2,500,000.
(n) Promptly, and in any event within five (5) days after (i) learning thereof, notification of any changes after the date hereof in the Borrower’s S&P Rating or Borrower’s Moody’s Rating or in the A.M. Best Rating in respect of any Insurance Subsidiary and (ii) receipt thereof, copies of any ratings analysis by A.M. Best & Co. relating to any Insurance Subsidiary.
(o) Copies of any actuarial certificates prepared with respect to any Insurance Subsidiary, promptly after the receipt thereof, and not later than ninety (90) days after each Fiscal Year, an actuarial opinion with respect to each Insurance Subsidiary in form and substance reasonably satisfactory to the Agent and the Required Lenders from an accounting or actuarial firm or internal actuary, as delivered to the Department, reasonably satisfactory to the Agent and the Required Lenders.

(p) Promptly upon the filing thereof, copies of all filings and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the NAIC or any insurance commission or department or analogous Governmental Authority (including, without limitation, any filing made by the Borrower or any Subsidiary pursuant to any insurance holding company act or related rules or regulations), but excluding routine or non-material filings with the NAIC, any insurance commissioner or department or analogous Governmental Authority.
(q) In addition to the requirements of clause (c)(iii) above, as promptly as reasonably practicable following the request of the Required Lenders, a report prepared by an accounting or actuarial firm or internal actuary, as delivered to the Department, reviewing the adequacy of Loss Reserves of each Insurance Subsidiary, which firm shall be provided access to or copies of all reserve analyses and valuations relating to the insurance business of each Insurance Subsidiary in the possession of or available to the Borrower or its Subsidiaries; provided, that, in the event that the written review required to be provided to the Lenders in respect of any Fiscal Year pursuant to clause (c)(iv) above is provided by an independent actuarial consulting firm reasonably satisfactory to the Agent, or a written review of an independent actuarial consulting firm reasonably satisfactory to the Agent satisfying the requirements set forth in clause (c)(iv) is otherwise delivered to the Lenders at any time other than pursuant to such clause, then the Required Lenders may not request a report pursuant to this clause (q) until one year after the delivery date of such report unless, at the time of such request, a Default is in existence.
(r) Such other information as the Agent or any Lender may from time to time reasonably request.
The Borrower may provide information required under Sections 6.1(a), (b), (k), and (l) by posting such information on EDGAR and giving notice to the Agent of such posting.
6.2 Purpose. The Letters of Credit shall be available to support obligations of Wholly-Owned Subsidiaries of the Borrower with respect to specific syndicates at the Society of Lloyd’s and to support other obligations, provided that the aggregate face amount of all outstanding Letter of Credit Obligations with respect to such other obligations does not at any time exceed the lesser of (a) the Letter of Credit Commitment and (b) $5,000,000.
6.3 Notice of Default. The Borrower will, promptly after becoming aware of the occurrence of any of the following, give notice in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default, (b) of any other event or development, financial or otherwise which could reasonably be expected to have a Material Adverse Effect, (c) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect, (d) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (e) any material judicial or administrative order limiting or controlling the business of any Subsidiary (and not the industry in which such Subsidiary is engaged generally) which has been issued or adopted or (f) the commencement of any litigation which could reasonably be expected to result in a Material Adverse Effect.

6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct its business only in the Existing Lines of Business or in other lines of the insurance business or in activities reasonably incidental to the insurance business, (b) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing in its jurisdiction of incorporation and its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each other jurisdiction in which such qualification is required and (c) do all things necessary to renew, extend and continue in effect all Licenses material to its business which may at any time and from time to time be necessary for any Insurance Subsidiary to operate its business in compliance with all applicable laws and regulations. No Insurance Subsidiary shall change its state of domicile or incorporation without the prior written consent of the Required Lenders.
6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file United States federal and applicable foreign, state and local tax returns required by applicable law complete and correct in all material respects and pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and SAP, as applicable.
6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Agent and any Lender upon request full information as to the insurance carried.
6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.
6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times in all material respects.

6.9 Inspection; Maintenance of Books and Records. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals, during normal business hours and upon reasonable prior notice to the Borrower, as the Agent or any Lender may designate. The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles and SAP, as applicable, consistently applied.
6.10 Dividends and Stock Repurchases. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding, except that (a) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary of the Borrower and (b) the Borrower may repurchase capital stock in an aggregate amount not to exceed 5% of Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries in any Fiscal Year ending prior to the Letter of Credit Availability Termination Date and may pay dividends in an aggregate amount not to exceed $10,000,000 in any Fiscal Year ending prior to the Letter of Credit Availability Termination Date; provided, however, that the Borrower may not repurchase any capital stock or pay any dividends unless after giving effect thereto (i) Borrower would be in pro forma compliance with the terms of this Agreement and (ii) no Default shall have occurred.
6.11 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a) the Obligations;
(b) up to $125,000,000 Indebtedness of the Borrower issued pursuant to a senior indenture between the Borrower and JPMorgan Chase Bank, N.A., as trustee, dated April 17, 2006;
(c) guaranties permitted under Section 6.15; and
(d) capital leases in amounts not in excess of $2,500,000 at any time outstanding.

6.12 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any Person, except that (a) a Subsidiary may merge into the Borrower or any Wholly-Owned Subsidiary and (b) the Borrower may merge with or consolidate with any Person, provided that (i) the Borrower is the surviving entity, (ii) no Default or Unmatured Default has occurred or will occur as a result of such merger or consolidation and (iii) the Agent has received a certificate from the Borrower showing that the Borrower would be in pro forma compliance with the terms of this Agreement after giving effect to such merger or consolidation.
6.13 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property, to any other Person except:
(a) sales of inventory in the ordinary course of business; and
(b) leases, sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory or Investments (other than Investments in Subsidiaries) sold in the ordinary course of business) as permitted by this Section 6.13 since the Closing Date, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.
6.14 Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investment (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisitions, except:
(a) Cash Equivalent Investments;
(b) Investments in debt securities rated A- or better by S&P, A3 or better by Moody’s or NAIC-1 or better by the NAIC;
(c) existing Investments in Subsidiaries and other Investments in existence on the Closing Date;
(d) Investments in debt securities rated less than A- by S&P, A3 by Moody’s or NAIC-1 by the NAIC but BBB- or better by S&P, Baa3 or better by Moody’s or NAIC-2 or better by the NAIC; provided, that all such Investments under this clause (d) do not exceed, in the aggregate at any one time outstanding, ten percent (10%) of the combined Investments of the Borrower and its Subsidiaries; provided, further, that if any such Investment ceases to meet such ratings requirements, then such Investment shall be permitted hereby for a period of one hundred and eighty (180) days after the date on which such ratings requirement is no longer satisfied;

(e) Investments in debt securities not satisfying any of the standards, including the percentage limitations, set forth in clauses (b) or (d) above in an aggregate amount not exceeding 5% of Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries;
(f) Investments by the Borrower (not including Investments in Subsidiaries) in equity securities in an aggregate amount not to exceed 20% of the Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries; provided that no single Investment in equity securities shall be in an amount in excess of 5% of the Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries;
(g) other Investments after the Closing Date in an aggregate amount not to exceed 5% of Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries;
(h) Acquisitions in an aggregate amount not to exceed 5% of Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries in any Fiscal Year; and
(i) Investments by Navigators in Wholly-Owned Subsidiaries of Navigators (including new Wholly-Owned Subsidiaries of Navigators);
provided that the Borrower will not, and will not permit any Subsidiary to, make any Investments not in conformity with its then applicable investment guidelines.
6.15 Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) Contingent Obligations in respect of Letters of Credit and (c) obligations with respect to letters of credit not issued pursuant to this Agreement with MUL or NCUL as applicant so long as none of the Borrower or its Subsidiaries is a co-applicant with respect thereto or otherwise guaranties such obligations; provided, however, that the Borrower or any of its Wholly-Owned Subsidiaries may guarantee (i) the obligations of any Person that is its or its Subsidiary’s employee so long as the aggregate amount of all such guaranteed obligations, taken together with the aggregate amount of any and all loans to such Persons by the Borrower in accordance with Section 6.14 outstanding at any time do not in the aggregate exceed $500,000 and (ii) the obligations of any Wholly-Owned Subsidiary under office space leases for space used by such Wholly-Owned Subsidiary.
6.16 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure the payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;
(e) Liens existing on the Closing Date and described in Schedule 6.16 hereto;
(f) Liens in favor of the Agent, for the benefit of the Secured Parties, granted pursuant to the Pledge Agreement or pursuant to the Cash Collateral Security Agreement;
(g) Deposits of cash or securities with or on behalf of state insurance departments reflected in the Insurance Subsidiaries’ Statutory Financial Statements;
(h) Deposits of cash or securities by the Borrower with Lloyd’s of London; and
(i) Liens on assets subject to capital leases permitted under Section 6.11(d).
6.17 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
6.18 Amendments to Agreements. The Borrower will not, and will not permit any Subsidiary to, amend, waive, modify or terminate any of its constituent documents in any manner that could reasonably be expected to have a negative effect on the Secured Parties.
6.19 Change in Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its Fiscal Year to end on any date other than December 31 of each year.

6.20 Inconsistent Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens to secure the Obligations, the amending of the Facility Documents, the amending of the Facility Documents or the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower or (b) contains any provision which would be violated or breached by the issuance of Letters of Credit or by the performance by the Borrower or any Subsidiary of any of its Obligations under any Facility Document.
6.21 Reinsurance. (a) The Borrower shall cause each Insurance Subsidiary to maintain reinsurance protection with respect to each type of risk it writes which reinsurance protection, in the event of a loss, limits the net loss of such Insurance Subsidiary to 2.5% or less of the Statutory Surplus of such Insurance Subsidiary.
(b) The Borrower shall not cause or permit an Insurance Subsidiary to enter into or maintain, as a cedent, reinsurance agreements or retrocession agreements with any Person other than an Approved Reinsurer.
(c) The Borrower shall not cause or permit an Insurance Subsidiary to enter into or maintain, as a cedent, reinsurance agreements or retrocesssion agreements with any Person which do not comply with the guidelines for reinsurance by Insurance Subsidiaries set forth on Schedule 6.21 hereto, as amended with the consent of the Lenders (the “Reinsurance Guidelines”).
6.22 Stock of Subsidiaries. The Borrower shall not sell or otherwise dispose of (including the granting of any security interest in) any shares of capital stock of any Subsidiary other than pursuant to the Pledge Agreement, or permit any Subsidiary to issue additional shares of its capital stock, except the minimum number of directors’ qualifying shares required by applicable law.
6.23 Financial Covenants.
(a) Minimum Consolidated Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than $593,000,000.
(b) Minimum Statutory Surplus. The Borrower will cause the Significant Insurance Subsidiaries to maintain an aggregate Statutory Surplus of not less than $465,000,000.
(c) Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 0.30 to 1.0 at any time.
(d) Minimum Risk-Based Capital. The Borrower will cause each Significant Insurance Subsidiary to maintain a ratio of (a) Total Adjusted Capital (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) to (b) the Company Action Level RBC (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) of at least 150%.

6.24 Additional Pledge. Effective upon any Person becoming a Significant Subsidiary, the parent thereof shall pledge the stock or other equity interests thereof to the Agent for the benefit of the Secured Parties pursuant to documentation reasonably acceptable to the Agent provided that no pledge of the stock of NSIC shall be required so long as NSIC is not a direct Subsidiary of the Borrower.
ARTICLE VII
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any other Facility Document, any Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Facility Document shall be false in any material respect on the date as of which made or deemed made.
7.2 Nonpayment of (a) any principal of any Reimbursement Obligation when due, or (b) any interest upon any commitment or other fee or obligations under any of the Facility Documents within five (5) days after written notice from the Agent or any Lender.
7.3 The breach by the Borrower of any of the terms or provisions of Sections 2.8, 6.2, 6.3, Sections 6.10 through 6.13, Sections 6.15 through 6.20 or Sections 6.22 through 6.23.
7.4 The breach by the Borrower (other than a breach which constitutes a Default under Sections 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days (or in the case of Section 6.14, ten (10) days) after the Borrower has knowledge thereof or written notice from the Agent or any Lender.
7.5 Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness aggregating in excess of $2,500,000 when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6 The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (g) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.
7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.
7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.
7.9 The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (a) final, nonappealable judgments or orders for the payment of money in excess of $2,500,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) final, nonappealable nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
7.10 Any Reportable Event shall occur in connection with any Plan.
7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $2,500,000.

7.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $2,500,000.
7.13 The Borrower or any of its Subsidiaries shall (a) be the subject to any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or (b), could reasonably be expected to have a Material Adverse Effect.
7.14 Any Change in Control shall occur.
7.15 The occurrence of any “default”, as defined in any Facility Document (other than this Agreement) or the breach of any of the terms or provisions of any Facility Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.
7.16 There shall occur a change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which has a Material Adverse Effect.
7.17 The Borrower or any of its Subsidiaries incurs or becomes subject to action or threatened action of any Governmental Authority, including, without limitation, a fine, penalty, cease and desist order or revocation, suspension or limitation of a License, the effect of which could reasonably be expected to have a Material Adverse Effect.
7.18 Any Security Document shall for any reason fail to create a valid and perfected, first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of such Security Document, or any Security Document, once executed, shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Security Document.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Issuer and the Lenders to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Issuer and the Lenders to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing, following the occurrence and during the continuance of a Default, so long as any Letter of Credit has not been fully drawn and has not been canceled or expired by its terms, upon demand by the Agent (which demand shall be made upon the request of the Required Lenders), the Borrower shall deposit, in a Collateral Account, Cash Collateral Investments with a Collateral Value equal to the product of one hundred and three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit and all fees and other amounts due or which may become due with respect thereto.
If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) may direct the Agent to rescind and annul such acceleration and/or termination.
8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Facility Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:
(a) Extend the final maturity of any Obligations or forgive all or any portion of the Reimbursement Obligations, or reduce the rate or extend the time of payment of interest or fees (including without limitation letter of credit fees) hereunder;
(b) Reduce the percentage specified in the definition of Required Lenders;
(c) Reduce the amount of or extend the date for payment of Reimbursement Obligations or commitment and facility reductions required under Section 2.4 or 2.10, or increase the amount of the Letter of Credit Participation Amount of any Lender hereunder;
(d) Extend the Letter of Credit Availability Termination Date; permit any Letter of Credit to have an expiry date beyond four years after notice, in the case of Lloyd’s Letters of Credit, or one year after its effective date in the case of other Letters of Credit; except as permitted in Section 2.5, permit the amendment or extension of any Letter of Credit; or, except as otherwise set forth in Section 2.1(b), permit the renewal of any Letter of Credit;

(e) Permit any amendment of Sections 2.4(d) or 8.4;
(f) Release any guarantor of any Obligations or, except as provided in the Pledge Agreement, release any of the collateral for the Obligations or decrease the amount of collateral required under Sections 2.1(d), 2.1(f), 2.8, 2.12(a) or 8.1;
(g) Permit any assignment by the Borrower of its Obligations or its rights hereunder; or
(h) Permit any amendment of the Reinsurance Guidelines;
provided, further, that no such supplemental agreement shall, without the consent of each Lender, amend this Section 8.2. No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3(b) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the commitment of such Lender may not be increased or extended without the consent of such Lender.
8.3 Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Facility Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Facility Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Facility Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.
8.4 Application of Funds. After the occurrence of a Default, any amounts received on account of the Obligations (including proceeds of Collateral) shall be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than Reimbursement Obligations, interest and Letter of Credit fees) payable to the Lenders and the Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the Issuer (including, without duplication, fees and time charges for attorneys who may be employees of any Lender or the Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Reimbursement Obligations and other Obligations, ratably among the Lenders and the Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid Reimbursement Obligations, ratably among the Lenders and the Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Agent for the account of the Issuer to be held as Collateral for that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full and the Letter of Credit Commitment has been terminated, to the Borrower or as otherwise required by Law.
Amounts held as Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any Collateral remains after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement or in any Facility Document shall survive the issuance of the Letters of Credit herein contemplated.
9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3 Headings. Section headings in the Facility Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Facility Documents.
9.4 Entire Agreement. The Facility Documents embody the entire agreement and understanding among the Borrower, the Agent, and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, and the Lenders relating to the subject matter thereof other than the fee letter dated March 6, 2009 in favor of JPMorgan Chase Bank and J.P. Morgan Securities Inc. (the “Fee Letter”).

9.5 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.
9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.7, 9.11 and 10.13 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.7 Expenses; Indemnification. (a) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Facility Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, the Arranger and the Lenders), paid or incurred by the Agent, the Arranger or any Lender in connection with the investigation, collection and enforcement of the Facility Documents.
(b) The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, each Affiliate of a Lender, and the directors, officers, partners and employees of any of the foregoing against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Facility Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Letter of Credit hereunder except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.7 shall survive the termination of this Agreement.
9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. In the event the pages, columns, lines or sections of the Annual Statement referenced herein are changed or renumbered, all such references shall be deemed references to such page, column, line or section as so renumbered or changed.

9.9 Severability of Provisions. Any provision in any Facility Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Facility Documents are declared to be severable.
9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Facility Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Facility Documents or the transactions contemplated thereby.
9.11 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties and (g) permitted by Section 12.4; provided, that any recipient of such disclosure shall be advised by such Lender of the confidentiality requirements herein set forth.
9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Obligations provided for herein.
9.13 Disclosure. The Borrower and each Lender hereby (a) acknowledge and agree that JPMorgan Chase Bank and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower, and (b) waive any liability of JPMorgan Chase Bank or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of JPMorgan Chase Bank or its Affiliates.

9.14 USA Patriot Act Notification. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.
ARTICLE X
THE ADMINISTRATIVE AGENT
10.1 Appointment; Nature of Relationship. JPMorgan Chase Bank is hereby appointed by each of the Lenders as Administrative Agent (herein referred to as the “Agent”) hereunder and under each other Facility Document, and each of the Lenders irrevocably authorizes the Agent to act as the Administrative Agent of such Lender with the rights and duties expressly set forth herein and in the other Facility Documents. The Agent agrees to act as such Administrative Agent upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Facility Document and that the Agent is merely acting as the Administrative Agent of the Lenders with only those duties as are expressly set forth in this Agreement and the other Facility Documents. In its capacity as the Lenders’ Administrative Agent, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Facility Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2 Powers. The Agent shall have and may exercise such powers under the Facility Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Facility Documents to be taken by the Agent.
10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Facility Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 No Responsibility for Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify: (a) any statement, warranty or representation made in connection with any Facility Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Facility Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender, (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent, (d) the existence or possible existence of any Default or Unmatured Default, (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Facility Document or any other instrument or writing furnished in connection therewith, (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).
10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Facility Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Facility Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Facility Document unless it shall first be indemnified to its satisfaction by the Lenders pro-rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6 Employment of Agent and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Facility Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Facility Document.
10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8 Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their Letter of Credit Participation Amount (or, if the Letter of Credit Commitments has been terminated, in proportion to its Letter of Credit Participation Amount immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Facility Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Facility Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Facility Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Facility Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.
10.10 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Facility Document with respect to its Letter of Credit Participation Amount, and any Letters of Credit in which it has an interest as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Facility Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.11 Rights with Respect to Designated Lenders. If any Lender is a Designated Lender, then the Issuer may, by notice to such Designated Lender and the Agent, require such Designated Lender to (a) deliver to the Agent, for the account of the Issuer, cash collateral in an amount equal to the product of one hundred and three percent (103%) of the remainder of (i) such Designated Lender’s pro-rata share of the Letter of Credit Commitment minus (ii) the principal amount of such Designated Lender’s pro-rata share of the Letter of Credit Obligations then outstanding (the “Reserve Amount”) or (b) and solely with respect to a Designated Lender that is not a Defaulting Lender, make other arrangements reasonably satisfactory to the Issuer to assure that such Designated Lender will reimburse the Issuer for its pro-rata share of any payment made by the Issuer under any Letter of Credit. Any such cash collateral (i) shall be held by the Agent pursuant to arrangements reasonably satisfactory to such Designated Lender, the Issuer and the Agent and (ii) if at any time such Designated Lender becomes obligated to pay any amount to the Issuer pursuant to Section 2.4, shall be applied (to the extent required) by the Agent to pay such amount. Upon the expiration, termination or reduction in amount of any applicable Letter of Credit, the Agent shall release (subject to Section 2.9(d) in the case of a Defaulting Lender) to such Designated Lender (or such other Person as may be entitled thereto) any cash collateral held by the Agent in excess of the Reserve Amount. If any Designated Lender fails to provide cash collateral or make other arrangements as required by the first sentence of this Section 10.11, then the Agent shall retain as cash collateral all amounts otherwise payable to such Designated Lender under this Agreement until the Agent has retained an amount equal to the Reserve Amount.
10.12 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Facility Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Facility Documents.

10.13 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Facility Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Facility Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.13, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.
10.14 Agents’ Fees. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to the Fee Letter.
10.15 Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.
10.16 Syndication Agent. The Syndication Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Syndication Agent shall not have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to the Syndication Agent as it makes to the Agent in Section 10.10.

ARTICLE XI
SETOFF; RATABLE PAYMENTS
11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.
11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Reimbursement Obligations (other than payments received pursuant to Section 3.1, 3.2 or 3.3) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation interests in Letters of Credit, as the case may be, held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such participation interests in Letters of Credit. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Letter of Credit Participation Amounts. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1 Successors and Assigns. The terms and provisions of the Facility Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Facility Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of the foregoing sentence, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the Person which participated in any Letter of Credit as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of the rights to any Letter of Credit agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Facility Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Letter of Credit, shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Letter of Credit, as the case may be.

12.2 Participations.
(a) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Letter of Credit Participation Amount of such Lender, any interest of such Lender in any Letters of Credit or any other interest of such Lender under the Facility Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Facility Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its interest in any Letters of Credit issued to it in evidence thereof for all purposes under the Facility Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Facility Documents.
(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Facility Documents, except to the extent such amendment, modification or waiver would require the unanimous consent of the Lenders as described in Section 8.2.
(c) Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Facility Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Facility Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3 Assignments.
(a) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Facility Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment shall (unless it is to a Lender or an Affiliate thereof or the Agent otherwise consents) be in an amount not less than the lesser of (a) $5,000,000 or (b) the remaining amount of the assigning Lender’s Letter of Credit Participation Amount (calculated as at the date of such assignment).
(b) Effect; Effective Date. Upon (a) delivery to the Agent and the Borrower of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit B (a “Notice of Assignment”), together with any consents required by Section 12.3(b), and (b) payment of a $3,500 fee to the Agent by the assigning Lender or the Purchaser for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the participation interests in the Letters of Credit under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Facility Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Facility Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Facility Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Letter of Credit Commitment and the participation interests in Letters of Credit assigned to such Purchaser.
12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Facility Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
12.5 Tax Treatment. If any interest in any Facility Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII
NOTICES
13.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.
13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIV
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1 CHOICE OF LAW. THE FACILITY DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARDS TO THE CONFLICT OF LAW PROVISIONS THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY FACILITY DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY FACILITY DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY FACILITY DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

THE NAVIGATORS GROUP, INC.
By:	/s/ Bradley D. Wiley
	Print Name:	Bradley D. Wiley
Title: Sr. Vice President and CRO

Address:	Reckson Executive Park
6 International Drive
Rye Brook, New York 10573

Attn:	Francis W. McDonnell

Telephone: (914) 933-6270
Fax: (914) 933-6033

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent
By:	/s/ Thomas Kiepura
	Print Name:	Thomas Kiepura
Title: Vice President

Address:	10 South Dearborn, Floor 9
IL1-0364
Chicago, Illinois 60603

Telephone: (312) 325-3195
Fax: (312) 325-3190

BARCLAYS BANK PLC
By:	/s/ Jonathan Bush
	Print Name:	Jonathan Bush
Title: Director

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Dennis Cogan
	Print Name:	Dennis Cogan
Title: Senior Vice President

BROWN BROTHERS HARRIMAN & CO.
By:	/s/ Ann L. Hobart
	Print Name:	Ann L. Hobart
Title: Senior Vice President

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